Exhibit 10.4
AMERICOLD REALTY TRUST
2017 EQUITY INCENTIVE PLAN
Performance OP Profits Unit Agreement
This Performance-Based OP Profits Unit Agreement (this “Agreement”) is made and entered into by and between Americold Realty Trust, a Maryland real estate investment trust (the “Company”), Americold Realty Operating Partnership, L.P. (the “Partnership”) and [__] (the “Participant”).
Grant Date:    [__]
Number of OP Profits Units:     [__]
1.Grant of OP Profits Units.
1.1 Pursuant to the Americold Realty Trust 2017 Equity Incentive Plan (the “Plan”) and the Amended and Restated Limited Partnership Agreement of the Partnership (the “Partnership Agreement”), the Company hereby grants to the Participant an “Other Equity-Based Award” under the Plan (the “Award”) and, as the General Partner of the Partnership, hereby causes the Partnership to issue to the Participant, the number of OP Profits Units (as defined in the Partnership Agreement) specified above having the rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption and conversion set forth in this Agreement and in the Partnership Agreement. Upon acceptance of this Agreement, the Participant will receive the number of OP Profits Units specified above, subject to the restrictions and conditions set forth in this Agreement, the Plan and the Partnership Agreement. The exact number of OP Profits Units earned under the Award shall be determined based on the Company’s relative total shareholder return or “TSR” achieved during the applicable performance period in accordance with the terms set forth on Exhibit A hereto. Any OP Profits Units not earned upon the end of the performance period will be forfeited. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.2 The Participant shall have no rights with respect to the Award unless he or she has accepted this Agreement by (i) signing and delivering to the Partnership a copy of this Agreement and (ii) signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement, attached hereto as Exhibit B, unless the Participant is already a Limited Partner (as defined in the Partnership Agreement). Upon execution of this Agreement by the Participant, the Partnership and the Company, the Partnership Agreement shall be amended to reflect the issuance to the Participant of the OP Profits Units. Thereupon, the Participant shall have all the rights of a Limited Partner of the Partnership with respect to the OP Profits Units as set forth in the Partnership Agreement, subject, however, to the vesting restrictions and conditions specified in this Agreement.
1.3 Pursuant to Section 4.2(d)(viii) of the Partnership Agreement, the OP Profits Units are hereby designated as Special OP Profits Units and are made subject to the restrictions set forth in Section 4.2.
2.Consideration. This Award of the OP Profits Units is made in consideration of the services to be rendered by the Participant to the Company or its Subsidiaries.

Exhibit 10.4
3.Vesting.
3.1 Except as otherwise provided in this Agreement, provided that the Participant has not incurred a Termination of Service prior to the end of the Performance Period set forth on Exhibit A (attached hereto), and further provided that any additional conditions and performance goals set forth in Exhibit A have been satisfied, the OP Profits Units will vest and no longer be subject to any restrictions. Once vested, the OP Profits Units become “Vested OP Profits Units.” Any OP Profits Units that do not become Vested OP Profits Units shall be automatically forfeited.
3.2 Except as provided in Sections 3.3, 3.4 and 3.5 of this Agreement, the foregoing vesting schedule notwithstanding, upon the Participant's Termination of Service for any reason at any time before all of his or her OP Profits Units have vested, the Participant's unvested OP Profits Units shall be automatically forfeited and none of the Company, any Subsidiary or the Partnership shall have any further obligations to the Participant under this Agreement.
3.3 If the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or a Termination of Service by the Participant for Good Reason (as such term is defined in the Participant’s written employment agreement with the Company), a pro-rated portion of the OP Profits Units shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed, provided the Participant continues to comply with the terms of any confidentiality, non-solicitation and/or non-competition agreement (including the restrictions set forth herein, if applicable) with the Company or any of its Subsidiaries. Upon the breach by the Participant of the terms of any such agreement, the OP Profits Units shall be automatically forfeited and neither the Company nor any Subsidiary shall have any further obligation to the Participant under this Agreement.
3.4 If the Participant’s Termination of Service occurs as a result of Retirement (as defined below), a pro-rated portion of the OP Profits Units shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, provided the Participant continues to comply with the terms of any confidentiality, non-solicitation and/or non-competition agreement (including the restrictions set forth herein, if applicable) with the Company or any of its Subsidiaries. Upon the breach by the Participant of the terms of any such agreement, the OP Profits Units shall be automatically forfeited and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement.
3.5 If, within the twenty-four (24) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason (as such term is defined in the Participant’s written employment agreement with the Company), the OP Profits Units shall immediately become vested based on: Target Performance.
3.6 For purposes of this Section 3, “Retirement” with respect to a Participant means his or her election to effect a Termination of Service in connection with such person’s retirement from continued employment and the Participant either (a) has attained the age of 65 or (b) has attained the age of 55 and has ten full years of service with the Company, in each case, provided that no facts,

Exhibit 10.4
circumstances or events exist which would give the Company a basis to effect a Termination of Service for Cause.
3.7 If the Participant’s Termination of Service occurs as a result of Participant’s death or Disability (as defined below), a pro-rated portion of the Restricted Stock Units shall immediately become vested at Target Performance Level (regardless of the Company’s performance), based on the number of days during the Performance Period that the Participant was employed with the Company, as applicable, provided the Participant (or Participant’s estate, if applicable) executes and delivers a general release of claims in favor of the Company in a form satisfactory to the Company and such release becomes effective and non-revocable prior to the 90th day following the Participant’s Termination of Service date. For purposes of this paragraph only, “Disability” shall have the meaning given such term by Section 409A of Code, which generally provides that “Disability” of a Participant means either (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the employees of the Company, provided, however, that nothing contained herein shall be construed as permitting a violation of the Americans with Disabilities Act or similar law prohibiting discrimination on the basis of a disability.
4.Conversion of OP Profits Units; Distributions; Allocations.
4.1 Conversion. Subject to the terms of the Partnership Agreement, the Participant may elect to convert Vested OP Profits Units into Common Units (as defined in the Partnership Agreement).
4.2 Distributions in General. The OP Profits Units shall not be entitled to distributions pursuant to Section 5.2 of the Partnership Agreement if the relevant Partnership Record Date is prior to January 1, 2024 (the “Full Participation Date”), except as provided in this Section 4.2 and Section 4.3. The amount of any distributions otherwise payable with respect to an OP Profits Unit that are not paid by reason of the preceding sentence shall be credited (without interest) to a separate bookkeeping account (the “Deferred Distribution Account”) with respect to such OP Profits Unit. After the Full Participation Date, but no later than January 10, 2024, the Partnership shall make a special distribution to the Participant in accordance with the terms of the Partnership Agreement equal to the balance in the Deferred Distribution Account relating to each Vested OP Profits Unit.
4.3 Tax Distributions. At such times as the General Partner may determine in its sole discretion to assist the Participant in paying estimated and actual income taxes with respect to allocations of taxable income from the Partnership, but not later than seventy-five (75) days following the end of each taxable year ending before the Full Participation Date, the Partnership shall make one or more distributions to the Participant equal, in the aggregate, to the Tax Rate multiplied by the amount of taxable income or gain allocated to the Participant with respect to the OP Profits Units for such year or relevant portion thereof (a “Tax Distribution”); provided, however, that any Tax Distribution with respect to an OP Profits Unit shall be debited against the Deferred Distribution Account with respect to such OP Profits Unit and that no Tax Distribution may be made in an amount that exceeds the balance

Exhibit 10.4
then standing in the Deferred Distribution Account. If any OP Profits Units are forfeited, the Deferred Distribution Account relating to the Participant’s Vested OP Profits Units shall be reduced, in the aggregate, by the amount of Tax Distributions previously made with respect to such forfeited OP Profits Units. The “Tax Rate” means the highest combined marginal federal, state and local income tax rate for an individual resident in Atlanta, Georgia, applicable to the relevant types of income or gain allocated to the Participant (for the avoidance of doubt, taking into account any net state or local taxes payable by the Participant in jurisdictions where the Partnership does business), as determined by the General Partner in its sole discretion.
4.4 Allocations. For purposes of making allocations of Profit or Loss or items thereof (as those terms are defined in the Partnership Agreement) pursuant to Section 5.1(a) of the Partnership Agreement each OP Profits Unit, regardless of whether vested or unvested, shall be treated as a Partnership Unit.
5.Restrictions on Transfer. Subject to any exceptions set forth in this Agreement, the Plan or the Partnership Agreement, the OP Profits Units may not be exchanged, assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to exchange, assign, alienate, pledge, attach, sell or otherwise transfer or encumber the OP Profits Units shall be wholly ineffective and, if any such attempt is made, such OP Profits Units will be forfeited by the Participant and all of the Participant's rights to such interests shall immediately terminate without any payment or consideration by the Partnership or the Company.
6.Section 83(b) Election. The Participant hereby agrees to make an election under Section 83(b) of the Code with respect to the OP Profits Units substantially in the form attached hereto as Exhibit C within thirty (30) days following the Grant Date, and to provide a copy of such election to the Partnership and the Company.
7. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, consultant, advisor or Nonemployee Trustee of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant's employment at any time for any reason.
8.Withholding and Taxes. No later than the date as of which an amount first becomes includable in gross income of the Participant for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to the Award granted hereunder or any distributions related to the OP Profits Units, the Participant will pay to the Company or the Partnership or make arrangements satisfactory to the Company and the Partnership regarding payment of any federal, state or local taxes of any kind that are required to be withheld with respect to such amount. The obligations of the Company and the Partnership under the Award will be conditional on such payments or arrangements, and the Company and the Partnership shall to the extent permitted by law have the right to deduct any such taxes from any payment otherwise due to the Participant. The Participant shall be responsible for all taxes with respect to the Award. The Company and the Partnership make no guarantees regarding the tax treatment of the Award.
9.THIS SECTION INTENTIONALLY LEFT BLANK.

Exhibit 10.4
10.Clawback Policy. This Award shall be subject to the terms and conditions of the Company’s Incentive-Based Compensation Recoupment Policy adopted effective January 23, 2018, a copy of which has been provided to the Participant and which is incorporated herein by reference. This Award is also subject to the requirements of any applicable law, government regulation, or stock exchange listing requirement with respect to the recovery of incentive compensation.
11.Investment Representations; Registration. The Participant hereby makes the covenants, representations and warranties set forth on Exhibit D attached hereto as of the Grant Date. All of such covenants, warranties and representations shall survive the execution and delivery of this Agreement. The Participant shall promptly notify the Partnership upon discovering that any of the representations or warranties were false when made or have, as a result of changed circumstances, become false. The Partnership will have no obligation to register under the Securities Act of 1933, as amended, any of the OP Profits Units or upon conversion or exchange of the OP Profits Units into Common Units or Shares of the Company.
12.Status of OP Profits Units under the Plan. The OP Profits Units are issued both as equity securities of the Partnership and granted as an award under the Plan. If a Participant exercises his or her Exchange Right (as defined in the Partnership Agreement), then the Company will have the right at its option, set forth in the Partnership Agreement, to issue Shares of the Company in exchange for Common Units into which OP Profits Units may be converted pursuant to the Partnership Agreement, and such Shares, if issued, will be issued under the Plan. The Participant acknowledges that he or she will have no right to approve or disapprove such election to issue Shares by the Company.
13.Compliance with Law. This Award and any conversion or exchange of OP Profits Units into Common Units or Shares of the Company shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed.
14.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Committee, care of the Company, at the Company's principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Committee) from time to time.
15.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Georgia without regard to conflict of law principles.
16.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
17.Award Subject to the Plan. This Agreement and the Award is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict

Exhibit 10.4
between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
18.Successors and Assigns. The Partnership or the Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Partnership or the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the OP Profits Units may be transferred by will or the laws of descent or distribution.
19.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
20.Discretionary Nature of Plan. The Plan is discretionary and may be amended, altered, suspended or terminated by the Board at any time, in its discretion. The grant of the OP Profits Units in this Agreement does not create any contractual right or other right to receive any OP Profits Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee and the Board. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Company or its Subsidiaries.
21.Amendment. The Committee has the right to amend, suspend or terminate the Award; provided, that, no such amendment shall materially impair the previously accrued rights of the Participant under this Agreement without the Participant's consent, subject to the provisions of Section 21 of the Plan.
22.Code Section 409A. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.
23.No Impact on Other Benefits. The value of the Participant's OP Profits Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
    24.         Electronic Delivery and Signature. Participant consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of any Plan documents (including documents relating to any award or grant made under this Agreement) which comply with applicable laws, Participant consents to such procedures and agrees that Participant’s electronic signature is the same as, and shall have the

Exhibit 10.4
same force and effect as, Participant’s manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan or this Agreement. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement by means of the electronic delivery and acceptance procedures established by the Company. The Participant has read and understands the terms and provisions thereof including the Exhibits and accepts OP Profits Units subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the OP Profits Units, payment or disposition, and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition. The Company agrees to this Agreement.

Exhibit A

Performance Period and Measurement

Performance Period: January 1, 2021 – December 31, 2023

Performance Measurement: Vesting of the OP Profits Units shall be determined as provided in this Appendix A based on the Company’s relative total shareholder return or “TSR” compared against the total shareholder return of companies in the MSCI U.S. REIT Index on the first day of the Performance Period, provided, however, that any such company that is acquired or completes a “going private” transaction during the Performance Period shall be disregarded and any such company that has filed for bankruptcy protection or is delisted during the Performance Period from any national securities exchange, the peer group member shall remain in the peer group for the entire Performance Period and shall be deemed to be the lowest ranking member of the peer group. For purposes of this Agreement, “TSR” means the compounded annual growth rate, expressed as a percentage and rounded to the nearest two decimal points, in the value of a Share due to stock price change and the reinvestment of dividends on an absolute basis, during the applicable Performance Period. For this purpose, the price of a Share shall mean the closing sales price of the Company’s common stock on the New York Stock Exchange (or such other national securities exchange or quotation system on which the Shares may be listed or quoted) on the applicable day of the Performance Period. The start price shall be the average closing price for the 30-trading days preceding the January 1, 2021 performance period start and the end price shall be the average closing price for the 30-trading days preceding December 31, 2023. In each case the calculation will assume reinvestment of dividends paid during the Performance Period.

    At the end of the Performance Period, the Committee shall determine and certify, in its sole discretion, the applicable TSR and the resulting percent ranking for such period. In determining total shareholder return of each of the companies in the MSCI U.S. REIT Index, the Committee will use, to the extent practical, the same methodology used to compute the TSR as set forth above.

Exhibit 10.4

Vesting: The number of OP Profits Units that will vest (if any) will be determined as provided in the table below. In the event that the Company’s relative TSR performance does not meet the Minimum performance level threshold set forth below, all of the OP Profits Units shall be automatically forfeited and none of the Company, any Subsidiary or the Partnership shall have any further obligations to the Participant under this Agreement.

Performance Level Thresholds	Relative TSR Percentile	Vesting Percentage	OP Profits Units Vested
Minimum	30th percentile	25% of the OP Profits Units	[__]
Target	55th percentile	50% of the OP Profits Units	[__]
Maximum	75th or greater percentile	100% of the OP Profits Units	[__]

If the Company’s relative TSR falls between the Minimum and Target performance level thresholds or between the Target and Maximum performance level thresholds provided above, the number of OP Profits Units that will vest will be mathematically interpolated by the Committee on a linear basis.

If the number of OP Profits Units that vest pursuant to the above table exceeds the “175% Value Cap,” the number of vested OP Profits Units will be reduced such that the delivered value will not exceed such 175% Value Cap. The 175% Value Cap equals the number of OP Profits Units that corresponds to the product of the value of a Share on the Grant Date, multiplied by the number of OP Profits Units that vest at the Target performance level, multiplied by 175%. For example, assume the Company achieves the Maximum performance level (with a payout percentage of 100%), and the Company’s stock price has increased 200% (measured from the Grant Date). Because the award would deliver a payout of 200% (100% x 200%), the number of OP Profits Units that vest will be reduced such that the value delivered on the payout date does not exceed the 175% Value Cap.

If the Company’s absolute TSR is negative, in no event may the number of OP Profits Units that vest exceed the Target performance level percentage.

In no event will the number of OP Profits Units that vest pursuant to this Agreement exceed 100% of the number of OP Profits Units specified on the first page of this Agreement.